DEMAND PROMISSORY NOTE

$55,000	January 14, 2019

FOR VALUE RECEIVED, the undersigned, Charles A. Ross, Jr., a Tennessee Individual, of 3260 Hiway 431, Springhill, Tennessee 37174, and American Rebel Holdings, Inc. and American Rebel, Inc., Nevada Corporations, 718 Thompson Lane, Suite 108-199, Nashville, Tennessee 37204,  promise to pay to the order of Tomahawk Road LLC c/o John Garrison, at 7211 High Drive, Prairie Village, Kansas 66208 or such other place as the holder may designate in writing to the undersigned, the principal sum of Fifty Five Thousand and no/100 Dollars ($55,000), together with interest thereon from date hereof until paid, at the rate of 15.0% per annum. The entire principal amount shall be due and payable on demand.  If no demand is made, principal and interest shall be due and payable upon receipt of $100,000 in equity financing, or due and payable no later than March 15, 2019.

Payments shall be applied first to accrued interest and the balance to principal.  All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.

Terms of this Note shall include a diligence fee of $5,000 and issuance of a warrant to purchase 50,000 shares of American Rebel Holdings, Inc. common stock at a price of $1.00 per share for a five year period ending January 15, 2024.

In the event of any default by the undersigned in the payment of principal or interest when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of a receiver, of or against the undersigned, the unpaid balance of the principal sum of this promissory note shall at the option of the holder become immediately due and payable.

The maker and all other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur, and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence, and waive all notice thereof.

In case suit or action is instituted to collect this note, or any portion hereof, the maker promises to pay such additional sum, as the court may adjudge reasonable, attorneys’ fees in said proceedings.

This note is made and executed under, and is in all respects governed by, the laws of the State of Kansas.

Charles A. Ross, Jr., individual	American Rebel Holdings, Inc.
American Rebel, Inc.

s/ Charles A. Ross, Jr.	s/ Charles A. Ross, Jr.
Charles A. Ross, Jr.	Charles A. Ross, Jr., President